Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement No. 333-100349, 333-61614 and 333-44870 of Community Health Systems, Inc. on Form S-8 of our report dated February 18, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective January 1, 2002) appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2002.

Nashville, Tennessee
March 27, 2003